Exhibit 10.3

LIFELOCK, INC.
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the _____day of ________________, 2016 (“Effective Date”) by and between LIFELOCK, INC., a Delaware corporation (the “Company”), and CHRIS POWER (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012, as amended (the “Prior Agreement”); and
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will continue to have the dedication of Executive in both his current and subsequent non-executive positions and therefore desires to provide Executive with certain payments and benefits if Executive remains employed by the Company in his current and then such new role; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement and agree on the terms and conditions of Executive’s transition services and employment termination terms and conditions; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
1.Employment.
1.1.Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, through December 31, 2016 and on the terms and conditions set forth herein. The Executive understands and agrees that employment with the Company and under this Agreement is “at will.” The Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 3 herein, and the Executive may resign or otherwise terminate his employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 3.5 of this Agreement.
1.2.Duties of the Executive. The Executive shall serve as the Chief Financial Officer (“CFO”) of the Company through the time that the Company publicly files Form 10-Q for its second fiscal quarter and then immediately thereafter (the “Transition Commencement Date”) shall move into a non-executive position reporting to the Chief Executive Officer (“CEO”) through the earlier of (i) December 31, 2016; or (ii) the earlier termination of this Agreement in accordance with the terms hereof (the earlier of (i) and (ii) being the “Termination Date”). Throughout both roles, Executive shall diligently perform all services as may be reasonably assigned to him by the Company’s Board of Directors (the “Board”) or the Company’s CEO, and shall exercise such power and authority as may from time to time be delegated to him by the Board or the CEO. During his employment, the Executive shall devote substantially all his working time and attention to the above-mentioned business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive, and the Executive shall be permitted, to (a) serve on corporate, civic, or charitable boards or committees;

provided, however, that other than any such boards or committees that the Executive serves on as of the Effective Date, the Executive shall not serve on any such boards or committees without the prior approval of the Company, which approval decision the Company will make in good faith; (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (c) manage personal investments, in each case as long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
1.3.Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices in Tempe, Arizona.
2.Compensation.
2.1.Base Salary. As of the Effective Date, the Executive shall receive a base salary at the monthly rate of $31,833.33 (the “Base Salary”), which is $382,000.00 on an annualized basis, during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule (but not less frequently than monthly), subject to applicable withholding and other taxes. Such Base Salary as increased shall be considered the “Base Salary.”
2.2.Relocation
a.Temporary Living Expenses. Through the end of the calendar month of the Transition Commencement Date, upon the submission of reasonable and satisfactory supporting documentation by Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for (i) temporary living expenses in the Phoenix, Arizona metropolitan area and (ii) one round-trip, coach airplane ticket per week for the Executive to travel between Phoenix, Arizona and Denver, Colorado, and related reasonable expenses such as transportation to and from the airport and parking at the airport, in an aggregate amount not to exceed $4,500 per month.
b.Taxes. The reimbursements set forth in this Section 2.2 shall be subject to applicable withholding and other taxes.
2.3.Expense Reimbursement. From the Effective Date and through the Termination Date, upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including, without limitation, expenses related to travel and entertainment and professional dues and fees. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance issued thereunder (“Section 409A”).
2.4.Welfare Benefit Plans. From the Effective Date and through the Termination Date, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under those welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, free premium LifeLock membership for life, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time hereafter with respect to other key executives of the Company.
2.5.Vacation. During the term of the Executive’s employment with the Company hereunder, the Executive shall be entitled to vacation benefits in accordance with the Company’s policies and practices for paid vacation applicable to its employees.
2.6.Reasonable Attorney’s Fees. The Company shall upon submission of documentation, pay Executive’s reasonable attorney’s fees (not to exceed $5,000) incurred in connection with the preparation and negotiation of this Agreement.

3.Termination. This Agreement and Executive’s employment shall terminate on December 31, 2016, unless terminated by the Company or Executive prior to such date in accordance with the terms hereof.
3.1.Termination for Cause. This Agreement and the Executive’s employment hereunder may be terminated by the Company at any time during the terms hereof for Cause. As used in this Agreement, “Cause” shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by the Executive; (b) violation by the Executive of the Executive’s obligations under this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO and which are not remedied in a reasonable period of time after receipt of written notice from the Company, unless Executive reasonably believes that applicable law or professional ethical obligations prohibit him from following such request or instruction; (d) the conviction of the Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination and set forth the Termination Date resulting from such termination. Upon any termination of Executive’s employment pursuant to this Section 3.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5 above).
3.2.Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement and the Executive’s employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness, or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 consecutive days prior to the Termination Date. Upon any termination pursuant to this Section 3.2, the Company shall have no further liability (other than for the compensation and benefits required to be paid or provided to Executive and/or Executive’s family pursuant to Section 2.4 above.)
3.3.Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive the compensation required to be paid and the benefits required to be provided to the Executive and/or Executive’s family pursuant to Section 2.4 above, without any requirement for a signed release by the Executive.
3.4.Termination Without Cause. Provided either (i) Executive remains employed under this Agreement through the Transition Commencement Date or (ii) Executive’s employment under this Agreement is terminated by the Company without Cause, the Company shall, subject to the timely execution and non-revocation by the Executive of release agreement in the form attached hereto as Exhibit A (the “Release”): (a) pay to the Executive, in a lump sum payment on the first payroll date (consistent with the Company’s normal payroll schedule) following such termination date, an amount equal to the sum of (i) 12 months of the Executive’s Base Salary at the time of termination, plus (ii) 24 times the monthly COBRA premiums (including the two-percent (2%) administrative charge) that would be necessary to permit the Executive to continue group insurance coverage under the Company's plans for a period of 12 months; (b) the Retention Bonus defined in Section 3.4(i) (but only if not previously paid); and (c) if Executive fully complies with all terms of the attached Transition Agreement and Release of Claims, extend Executive’s ability to exercise the Company’s stock options that are vested on the Termination Date for a period of three (3) months following Executive’s Termination Date; provided, however, that no stock option will be exercisable after the expiration of the term of such stock option, notwithstanding any provision in any award agreement to the contrary. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination, in accordance with the Company’s then existing reimbursement policies. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A‑2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon the Executive’s execution of a Release that becomes effective and irrevocable within 60 days of the Executive’s Termination Date. Notwithstanding any contrary provision of this Agreement, any payments due to the Executive under subparagraph (b) above shall be forfeited if the Release does not become effective and irrevocable within 60 days after the Executive’s termination date. If the foregoing Release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:

i.Retention Bonus. If Executive remains employed under this Agreement through the Transition Commencement Date, Executive will be entitled to a Retention Bonus equal to the sum of (i) an amount equal to 100% of his pro-rated corporate bonus for 2016 (his corporate bonus is equal to 60% of his base salary) based on ratio, for which the numerator shall be the days Executive is employed from January 1, 2016 through the Termination Date and the denominator of which shall be 365 plus (ii) $150,000. This Retention Bonus shall be subject to applicable withholding and other taxes and shall be paid to executive upon the Termination Date, subject to the timing and payment rules of this Agreement.
ii.Payment Timing for Exempt Payments. To the extent any payments due to the Executive under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A and the termination of the Executive’s employment does not occur at a time during the calendar year when the Release could become effective in the calendar year immediately following the calendar year in which the termination occurs, then such payments shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
iii.Payment Timing for Deferred Compensation. To the extent any payments due to the Executive under subparagraph (b) above are “deferred compensation” for purposes of Section 409A and/or in the event that the termination of the Executive’s employment occurs at a time during the calendar year when the Release could become effective in the calendar year immediately following the calendar year in which the termination occurs (regardless of which year the Release actually becomes effective and irrevocable), then subject to Section 3.7 below, such payments shall commence upon the 60th day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
3.5.Termination by the Executive
a.Prior to the Transition Commencement Date. This Agreement and the Executive's employment hereunder may be terminated at any time by the Executive as a result of a Constructive Termination (as hereinafter defined), upon written notice to the Company. In such event, the Executive's termination shall be treated as if the Executive's employment had been terminated by the Company without Cause pursuant to Section 3.4. For purposes of this Agreement, "Constructive Termination" shall mean: (a) the Company's material breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement; (b) a material diminution in the Executive's title, or responsibilities by the Board or the CEO to a level below the Executive's titles, or responsibilities in effect immediately prior to such change (provided, however that if following an acquisition of the Company and conversion of the Company into a subsidiary, division, or unit of the acquirer, whether or not such subsidiary, division, or unit is itself publicly traded, the Executive is the Chief Financial Officer of such subsidiary, division, or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in the Executive's title, or responsibilities for purposes of this subsection), provided further that the Executive shall timely comply with the requests of an orderly transition, information sharing and collaboration as directed by the Chief Administrative Officer or Chief Executive Officer in order to ensure an orderly transition in preparation of the Transition Commencement Date and such requests and the implementation thereof shall not be considered Constructive Termination hereunder. Notwithstanding the foregoing, with respect to (a) and (b) above, the Executive shall first be required to provide the Company written notice of any such event which the Executive contends constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company a reasonable opportunity (not to exceed 30 days) to cure such event and/or breach and provided further that the Executive's employment shall terminate no later than the date that is 90 days following the end of the cure period described above.
b.From and After the Transition Commencement Date. This Agreement and the Executive’s employment hereunder may be terminated by the Executive at any time after the Transition Commencement

Date and prior to the Termination Date, upon written notice to the Company. In such event, the Executive’s termination shall be treated as if the Executive’s employment had been terminated by the Company without Cause pursuant to Section 3.4 on such date (and subject to the requirements of that section and this Agreement) and the Termination Date shall be deemed to be such date of termination by Executive.
3.6.Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on the Executive under Section 409A, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Executive’s termination of employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of the Executive’s Separation from Service (as defined in Section 6.13(d)) for any reason other than death, or (b) the Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to the Executive on such date. The Company shall make the determination as to whether the Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Executive’s “separation of service” will notify the Executive whether or not he is a “specified employee.” In the event the Executive becomes subject to taxes or penalties arising under Section 409A solely because of the Company's decision to implement the six month delay set forth above, the Company shall indemnify the Executive for all such Section 409A taxes and penalties actually paid by the Executive. Any such indemnification will be provide no later than the calendar year immediately following the calendar year in which the Executive remits the relevant taxes and penalties to the applicable taxing authority.
3.7.Potential Section 280G Reductions.
a.Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Executive (the “Net After-Tax Amount”), that the Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
b.Subject to the provisions of this Section 3.7(b), all determinations required to be made under this Section 3.7, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to Section 3.7(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash and then, if and only to the extent consented to by the Executive, by not vesting stock options; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

3.8.Other Related Payment Provisions.
Payments under subparagraph 3.4 above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). All payments under this Agreement are subject to required tax and other withholdings. Payments under subparagraph 3.4 above shall be conditioned upon the Executive’s execution of a general release of claims that becomes irrevocable within 60 days of the Executive’s termination date in the form set forth on Exhibit A. Any payments due to the Executive under subparagraph 3.4 above shall be forfeited if the Executive fails to execute such general release of claims that becomes irrevocable within 60 days after the Executive’s Termination Date or if the Company terminates Executive for Cause or for failure to materially comply with the terms of this Agreement prior to the Transition Commencement Date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:
(i)    To the extent any payments due to the Executive under subparagraph 3.4 above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
(ii)    To the extent any payments due to the Executive under subparagraph 3.4 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
4.Proprietary Rights and Restrictive Covenant Agreement. The Executive previously entered into a Proprietary Rights and Restrictive Covenant Agreement (the “Proprietary Rights Agreement”) dated January 10, 2011, with the Company. The Executive acknowledges and agrees that the Proprietary Rights Agreement remains in full force and effect.
5.Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement, the parties’ respective rights and duties hereunder, or any aspect of the Executive’s employment with the Company, then the parties will resolve such dispute in the manner set forth in this Section 5. For purposes of this Section 5, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent the Executive’s claims arise out of or relate to their actions on behalf of the Company.
5.1.Mediation. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 5. During the 30-day period following the delivery of such notice, appropriate representatives of the parties will meet and seek to resolve the disputed issue through mediation. The parties shall select a mediator mutually acceptable to both parties. The Company shall pay the mediator’s fee in connection with any mediation conducted in accordance with this Section 5.1.
5.2.Arbitration. If representatives of the parties are unable to resolve the disputed issue through mediation, then within 10 days after the period described in Section 5.1 above, the parties will refer the issue to arbitration. The arbitration shall be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and the Executive unless applicable law requires otherwise with respect to the payment of arbitration expenses.
5.3.Adjudication. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party and such claims shall not be subject to the dispute resolution procedures set forth in this Section 5. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is otherwise resolved. By doing so, the party does not waive any right or remedy under this Agreement. The parties are entitled to seek judgment on the award in any court having jurisdiction thereof.
6.Miscellaneous
6.1.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, excluding that body of law relating to conflict of laws. In any action between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Arizona.
6.2.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	LifeLock, Inc.
Attn: General Counsel
60 East Rio Salado Parkway
Suite 400
Tempe, Arizona 85281

If to the Executive:	Chris Power
at Executive’s most current home address on file

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.
6.3.Successors.
a.This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
b.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
6.4.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
6.5.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
6.6.Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other party damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

6.7.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.
6.8.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
6.9.Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement; provided, however, that nothing herein shall adversely effect the compensation, stock awards, and other benefits heretofore paid, granted, or otherwise provided by the Company to the Executive prior to the date hereof. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written (including, without limitation, the Prior Agreement), except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.
6.10.Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
6.11.Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
6.12.Executive’s Beneficiaries. In the event the Executive dies during the term of this Agreement, any amounts remaining to be paid to the Executive shall be paid to the beneficiary designated by the Executive or, if none, to the Executive’s estate at the same time that they would have been paid to the Executive.
6.13.Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent (including that any ambiguities or ambiguous terms in this Agreement will be interpreted to comply with or otherwise be exempt from Section 409A) so that none of the payments under this Agreement will be subject to the additional tax imposed under Section 409A; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. In no event will the Executive have discretion to determine the taxable year of payment that constitutes “deferred compensation” within the meaning of Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, no payments and benefits to be made or provided to the Executive, if any, under this Agreement that, when considered together with any other payments or benefits, are considered “deferred compensation” under Section 409A (collectively, the “Deferred Payments”) will be made or provided until the Executive has a Separation from Service (as defined in Section 6.13(d)). Similarly, no payments and benefits to be made or provided to the Executive under this Agreement, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be made or provided until the Executive has a Separation from Service (as defined in Section 6.13(d)).
(b)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A‑1(b)(4) will not constitute Deferred Payments for purposes of Section 6.13(a) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A‑1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 6.13 (a) above. For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year in which the termination of Executive’s employment with the Company occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of the Executive’s employment with the Company occurs.
(c)Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (i) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (ii) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Executive or the Company. To the extent required to be exempt from or to comply with Section 409A, references to a termination of employment, employment termination or similar phrases will be references to a “separation from service” within the meaning of Section 409A. Except for the limited extent specified in Section 3.6 above, in no event will the Company reimburse the Executive for any taxes imposed or other costs incurred as a result of Section 409A.

(d)    For purposes of this Agreement, the Executive shall be treated as having a “Separation from Service” on that date which the Executive and the Company reasonably anticipate that the level of bona fide services to be provided by the Executive will be permanently reduced to[20%or less of the average level of bona fide services provided by Executive in the immediately preceding period of 36 consecutive months. If the Executive is on a paid leave of absence, the Executive is treated as providing services at a level equal to the level of services that the Executive would have been required to perform to earn the amount of compensation paid during the paid leave of absence. If the Executive is on an unpaid leave of absence, the employment relationship is presumed to terminate on the earlier of (i) the date the Executive loses his statutory or contractual right to re-employment (but not sooner than six months after the unpaid leave of absence began) or (ii) the date that there is no longer a reasonable expectation that the Executive will return to perform services for the Company.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Employment Agreement as of the date first above written.
THE COMPANY:
LIFELOCK, INC.
By:
Title:
THE EXECUTIVE:

CHRIS POWER

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT - Chris Power

EXHIBIT A
TRANSITION AND TERMINATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Transition and Termination Agreement and General Release of Claims (hereinafter referred to as the “Agreement”) is made and entered into this ___ day of __________, 2016 (the “Execution Date”) by and between LifeLock, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and _______________ (hereinafter referred to as “Employee”).
RECITALS
WHEREAS, Employee was employed by Employer as its Chief Financial Officer and then its [TITLE];
WHEREAS, Employee’s employment with Employer ended on __________, 20__ (hereinafter the “Separation Date”);
WHEREAS, certain terms and conditions of Employee’s employment with Employer were set forth in an Employment Agreement between Employer and Employee dated ____________ (hereinafter referred to as the “Employment Agreement”), which contemplates obligations on Employee’s part after his employment with Employer ends;
WHEREAS, Employee and Employer, in order to settle, compromise, and fully and finally release any and all claims and potential claims against Employer or the Released Parties (as defined below in Paragraph 5) arising out of Employee’s employment and the termination thereof, have agreed to resolve these matters on the terms and conditions set forth herein; and
WHEREAS, Employee acknowledges that he is individually waiving, including on behalf of his marital community, rights and claims described herein in exchange for consideration in addition to anything of value to which Employee may be already entitled.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement. This Agreement shall become effective on the eighth calendar day after the Execution Date so long as Employee has not revoked the Agreement pursuant to Paragraph 13 of this Agreement (hereinafter referred to as the “Effective Date”).
2.Employment-Related Compensation. Employee acknowledges and agrees that upon receipt of the payroll check for the pay period ending approximately __________, 2017, he has received from Employer all compensation to which he is entitled for services provided to Employer through the Separation Date. Employee further acknowledges and agrees that he is not entitled to any accrued benefits as a result of his employment with Employer, and that he has received reimbursement from Employer of all reasonable business expenses incurred by him through the Separation Date, if any, in accordance with Employer’s expense reimbursement policy and practices.
3.Transition and Termination Benefits. Provided Employee does not revoke this Agreement pursuant to Paragraph 13 herein, in consideration of the covenants, promises, and undertakings of Employee set forth in this Agreement, Employer hereby agrees that it will provide Employee with the transition and termination benefits set forth in Section 3.4 of the Employment Agreement, as applicable.
4.Adequate Consideration. Employee acknowledges and agrees that Paragraph 3 of this Agreement includes substantial consideration to Employee in addition to anything of value to which he is, as a matter of law, otherwise entitled.

5.Release of All Claims. In consideration of the transition and termination benefits set forth in Paragraph 3 of this Agreement, Employee, for himself, his spouse, their marital community, heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally release and discharge Employer, its stockholders, affiliates, subsidiaries, employee benefit plans, any co-employers or joint employers, their officers, directors, employees, agents, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively referred to as the “Released Parties”), from any and all claims which he may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought under the Option Agreements, the Employment Agreement, or any other agreements between Employer and Employee (except for this Agreement), as well as any and all claims brought or that could be brought pursuant to or under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, any other securities-related statute or law, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Equal Pay Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s wage and hour statutes, and any other statute set forth in the United States Code or in the statutes or codes of any state, including but not limited to Arizona, that pertains or relates to, or otherwise touches upon, the employment relationship between Employer and Employee and the Released Parties, including (but not limited to) any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, hostile work environment, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims arising out of and/or in any way related to Employee’s employment with Employer or the circumstances of the termination of that employment, as well as any claims arising out of and/or in any way related to Employer’s grant of the Options to Employee or the Option Agreements; provided, however, that by signing this Agreement, Employee is not waiving any rights or claims that Employee may have (i) after the Execution Date of this Agreement; (ii) under any indemnification agreement between Employee and Employer and the Company’s Third Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended; (iii) under the Company’s director and officer liability insurance; or (iv) that have vested under the Company's employee benefit plans.
6.No Pending Claims. Employee represents and warrants that there are no claims, charges, injunctions, restraining orders, lawsuits, or any similar matters of any kind filed by him or on his behalf or for his benefit presently pending against Employer or the Released Parties, or any of them, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.
7.Covenant Not to Sue. Employee, for himself, for his spouse, their marital community, heirs, estates, representatives, executors, successors and assigns, covenants not to file any lawsuits, complaints, claims, or charges, on his behalf or in any representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body against Employer or the Released Parties, or any of them, on and/or for any and all of the claims released by this Agreement.
8.    Nonsolicitation of Employees. For a period of 18 months after Employee’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds 18 months to be overbroad in duration and unenforceable, for a period of 12 months after Employee’ termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad in duration and unenforceable, for a period of nine (9) months after Employee’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds nine (9) months to be overbroad in duration and unenforceable, for a period of six (6) months after Employee’s termination of employment, resignation, or abandonment of employment, Employee shall not, alone or with others, directly or indirectly, solicit for employment, hire, or employ, or assist any other entity or person in soliciting for employment, hiring, or employment, any employee or contractor who is or who is hereafter employed or engaged by the Company.
9.    Non-Competition. For a period of 18 months after Employee’s termination of employment, resignation or abandonment of employment, or, in the alternative, in the event any reviewing court finds 18 months to be overbroad in duration and unenforceable, for a period of 12 months after Employee’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad in duration and unenforceable, for a period of nine (9) months after Employee’s termination employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds nine (9) months to be overbroad in duration and unenforceable, for a period of six (6) months after Employee’ termination of employment, resignation or abandonment of employment, I will not, alone or with others, directly or indirectly, be employed by, provide services as an independent contractor or consultant, plan, prepare for, organize, become financially interested in, or engage in any consulting, employment, or other business activity (whether or not for compensation) for any entity located in any state of the United States that derives more than 10% of its annual gross revenue from the sale of products or services to individuals, business, and/or governmental units relating to identity theft protection and related services.
10.    Non-Disparagement. Employee agrees that he will not disparage Company, or any of Company’s parents, subsidiaries and/or affiliates, and their managers, supervisors, officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. This agreement not to disparage includes, but is not limited to, publishing disparaging statements (whether anonymously or for ascription) on the web, in blogs, in chat rooms, in e-mails or in any other electronic means of transmitting information.
Nothing in this Agreement shall be construed as a basis for interfering with Employee’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on Employee’s behalf, Employee specifically waives and releases Employee’s rights, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise.
Company agrees to instruct Todd Davis and Hilary Schneider not to make any disparaging statements about Employee to any member of the press or media or any other person.

11.    Preclusive Effect of Agreement. Employee acknowledges, understands, and agrees that this Agreement may be pled as a complete bar to any action or suit before any court or administrative body with respect to any lawsuit, complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against Employer or the Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Effective Date of this Agreement.
8.Covenant Not to Reapply. Employee agrees and covenants that he will not reapply for any position as an employee, consultant, or independent contractor with or to Employer or any of its affiliates in the future, and he expressly waives and releases Employer and any affiliates from any and all possible or potential liability associated with the refusal to consider or refusal to hire or engage him for any position in the future.
9.Return of Employer Property. Employee represents and warrants that, as of the Effective Date, he has returned all Employer property in his actual or constructive possession.
10.Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by Employer of any liability whatsoever, or as an admission by Employer of any violation of

Employee’s rights or the rights of any other person, a violation of any order, law, statute, or duty, or breach of any duty owed to Employee or any other person. Employer specifically disclaims any and all such liability.
11.Review. A copy of this Agreement was delivered to Employee on __________ 20__. Employee is advised that he has 21 days from the date he is presented with this Agreement to consider this Agreement. If Employee executes this Agreement before the expiration of 21 days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take 21 days to consider this Agreement.
12.Revocation. Employee may revoke this Agreement for a period of seven days after she signs it. Employee agrees that if he elects to revoke this Agreement, he will notify Employer, in writing, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon the Effective Date.
13.Knowing and Voluntary. Employee represents and warrants that he was advised by Employer to consult with an attorney of his own choosing concerning the provisions set forth herein, and that he has thoroughly discussed all aspects of this Agreement with counsel of his choosing to the extent he desired to do so. Employee further represents and warrants that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing all claims and potential claims against Employer and the Released Parties, and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof. Employee represents and warrants that he understands that, as part of this Agreement, he is releasing and waiving any claims he believes he may have under the Age Discrimination in Employment Act.
14.Confidentiality. Employee agrees to keep confidential, and to not divulge, the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to current or former employees, contractors, consultants, or stockholders of Employer or the Released Parties, members of the press and media, and other members of the public. This paragraph shall not prohibit Employee from disclosing this Agreement to his spouse and to his attorney(s) or financial or tax advisor(s) to the extent necessary to prepare his income tax returns and to represent his in connection with any proceedings relating thereto, or from advising a governmental taxing authority of the consideration being paid to him, or of the existence of this Agreement in response to a question or questions posed by such taxing authority. The parties agree that it shall not be a breach of this Agreement if Employee’s disclosure of such information has been compelled through the issuance of compulsory legal process; provided, however, that in such case, Employee agrees to give Employer reasonable notice of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this paragraph for Employee to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. Employee acknowledges, understands, and agrees that this confidentiality provision is a material term of this Agreement, and that Employee’s agreement to this provision concerning confidentiality is a material inducement to Employer’s willingness to enter into this Agreement.
15.Amendment. This Agreement shall be binding upon the parties hereto and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by all of the parties hereto.
16.Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith. Notwithstanding the forgoing, except as set forth in this Agreement, nothing set forth herein shall cancel, terminate, modify, suspend, or otherwise affect those obligations set forth in the Employment Agreement which survive the termination of Employee’s employment with Employer.
17.Paragraph Titles. The paragraph titles in this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.
18.Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.
19.Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Facsimile signatures shall be sufficient and fully binding.
20.Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws or principles thereof. With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties expressly submit to the personal jurisdiction of the Superior Court of the State of Arizona in and for the County of Maricopa or the United States District Court for the District of Arizona, and the parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have, to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.
21.Severability. Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
22.Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.
23.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, as applicable, the parties’ respective successors, assigns, heirs, estates, and representatives.
24.Attorneys’ Fees and Costs. Employee and Employer agree that each party will bear its own costs and attorneys’ fees in connection with all matters related to the subject matter of this Agreement and the settlement of those matters encompassed by this Agreement. Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of reasonable attorneys’ fees and costs incurred this herein.
By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.
Chris Power                            LifeLock, Inc.
“Employee”                            “Employer”
By:
Its:
Dated:                                Dated: